Exhibit 4.3

ACCREDITED MORTGAGE LOAN REIT TRUST

ARTICLES SUPPLEMENTARY

Accredited Mortgage Loan REIT Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) as follows:

FIRST: Under a power set forth in Article VII of the declaration of trust of the Trust, as amended and restated and as supplemented by Articles Supplementary accepted for record by the SDAT on August 11, 2004 (which, as hereinafter amended, restated or supplemented from time to time is herein called the “Declaration of Trust”), the Board of Trustees of the Trust (the “Board of Trustees”), or a duly authorized committee thereof, by resolution duly adopted, classified and designated 183,678 authorized but unissued preferred shares (the “Additional Series A Preferred Shares”), par value $1.00 per share, of the Trust as additional 9.75% Series A Perpetual Cumulative Preferred Shares (the “Series A Preferred Shares”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Shares set forth in the Declaration of Trust.

SECOND: The Additional Series A Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration of Trust. After giving effect to the classification and designation of the Additional Series A Preferred Shares set forth herein, the total number of Series A Preferred Shares that the Trust has authority to issue is 4,093,678 shares.

THIRD: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

FOURTH: The undersigned Chief Executive Officer of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Executive Vice President and Secretary on this 4th day of October, 2004.

ATTEST:		ACCREDITED MORTGAGE
LOAN REIT TRUST

/s/ Ray W. McKewon	By:	/s/ James A. Konrath	(SEAL)
Ray W. McKewon, Executive Vice President and Secretary		James A. Konrath, Chief Executive Officer

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